Exhibit 10.14

THURSDAY, AUGUST 31, 2023

Welcome to Boxabl!!

Dear Martin Costas:

We are pleased to offer you employment with Boxabl at 5345 E North Belt Road Suite 115, North Las Vegas, NV 89115. We would like you to join our team as a CFO. A job description outlining the responsibilities of this position is enclosed for your review.

You will report to: Paolo Tiramani

Upon your acceptance of this offer, your tentative start date will be: October 2, 2023 which is contingent on passing a background check.

This is a Full-Time position and you will be classified as a exempt employee with a salary of $325,000.00 per year, payable every other week as per the standard payroll practices of the company. Your earnings are subject to deductions for taxes and other withholdings as required by law or company policy.

Stock Grant: $5,000,000 stock grant subject to vesting period and other terms and conditions; contract will be provided after start date.

Relocation Benefit: As part of your employment offer, you will receive a lump sum relocation benefit of $27,500, which will be included in your first paycheck. Please note that the IRS considers relocation expenses paid by an employer as taxable income.

Kindly be aware that if you voluntarily terminate your employment before completing one year from your hire date, you will be responsible for reimbursing the full amount of the relocation benefit.

Employee Benefits: Our employee benefits package includes paid time off and medical, dental, and vision benefits. Our Company provides group carrier health, dental and vision insurance plans to all full-time employees. Coverage is offered either on an individual, employee and spouse, employee and dependents or family plan. Boxabl will pay up to 50% of the employee’s health benefit costs and the employee pays the 50% percent of the monthly premium through payroll deductions. Employee must sign up for benefit coverage within the first 45 days of employment. Insurance coverage begins on the first day of the first month following 60 days of full-time employment. Your insurance will begin the first of the month after 60 days of employment on December 1, 2023. Your benefit contribution payment will be designated by a monthly sum that is divided between bi-weekly paychecks.

PTO: You can earn up to a maximum of 120 hours of PTO per year, which begins to accrue after your first day and is equivalent to approximately three weeks on an annual basis which is available for use after 90 days of employment with Boxabl.

Holiday: After 90 days of full-time employment, you will be eligible for the following paid holidays: New Year’s Day, Memorial Day, Independence Day (July 4th), Labor Day, Thanksgiving, and Christmas.

Introductory Period: As an employee, after the completion of your 90-day introductory period, you will be eligible to receive certain employee benefits including paid time off and paid holidays.

Please Note: During the introductory period you will be evaluated on your performance, attendance, and any key metrics the company deems fit for your role. You should note that the company may modify job titles, salaries, and benefits from time to time as it deems necessary.

At-Will Employment: We are excited about your joining our team and look forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with Boxabl constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the company at least two weeks’ notice.

Boxabl reserves the right to conduct background checks and/or reference checks on all its potential employees. Your job offer is contingent upon clearance of a background check and/or reference check if any.

For purposes of federal immigration law, you will be required to provide to Boxabl documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

By accepting this offer, you also agree that throughout your employment, you will observe all Company rules governing the conduct of our business and employees, including any policies protecting employees from illegal discrimination and harassment.

As a company employee, you will be expected to abide by the company’s rules and standards and code of conduct policy. During your onboarding orientation, you will be requested to sign acknowledgment and understanding of these important company policies.

During your employment, you may have access to trade secrets and confidential business information belonging to the company, including client lists, financial information, marketing plans, and other confidential materials. By accepting this offer of employment, you agree to sign the company’s standard “Confidential Information Agreement”, if you have not already done so.

This letter, along with any agreements relating to proprietary rights between you and Boxabl set forth the terms of your employment with the company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, it is at-will employment provision, may not be modified or amended except by a written agreement signed by the Company and you.

You acknowledge that this offer letter represents the entire agreement between you and Boxabl and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon Boxabl.

If you are in agreement with the above outline, please sign below. This offer is in effect for three business days and offer of employment may terminate if it is not accepted, signed, and returned by September 4, 2023. If you have any questions regarding this offer, please contact human resource department.

We look forward to you joining the Boxabl team.

Sincerely,

Porsha Jackson
Human Resources Manager	Date: August 31, 2023

Enclosures:

Job Description

Offer Letter Acceptance

I have read and accept this offer of employment:

/s/ Martin Costas	09/05/2023
Martin Costas	Date